EXHIBIT 23(ii).1


                          INDEPENDENT AUDITORS' CONSENT


We consent to incorporation by reference in the Registration Statement on Form S-3 of Internet Commerce Corporation (formerly Infosafe Systems Inc.) of our report dated September 23, 1998 (September 25, 1998 with respect to Note A, October 23, 1998 with respect to Note L and October 28, 1998 with respect to Note J[3]), relating to the consolidated balance sheet of Internet Commerce Corporation (formerly Infosafe Systems Inc.) and subsidiary as of July 31, 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended July 31, 1998 and for the period from November 18, 1991 (inception) through July 31, 1998, which report appears in the July 31, 1998 annual report on Form 10- KSB of Internet Commerce Corporation (formerly Infosafe Systems Inc.) and subsidiary. Our report dated September 23, 1998 (September 25, 1998 with respect to Note A, October 23, 1998 with respect to Note L and October 28, 1998 with respect to Note J[3]), contains an explanatory paragraph that states that the Company is in the development state and has incurred operating losses since inception which raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

               We also consent to the reference to our firm as Experts in the accompanying form S-3.



/s/: Richard A. Eisner & Company, LLP


New York, New York
June 4, 1999